Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q4 2007 ALCOA Inc Earnings Conference Call

Event Date/Time: Jan. 09. 2008 / 5:00PM ET

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Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Tony Thene

ALCOA Inc - Director, IR

Chuck McLane

ALCOA Inc - CFO

Alain Belda

ALCOA Inc - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Kuni Chen

Banc of America Securities - Analyst

John Hill

Citigroup - Analyst

Oscar Cabrera

Goldman Sachs - Analyst

John Redstone

Desjardins Securities - Analyst

Charles Bradford

Bradford Research - Analyst

Tony Rizzuto

Bear Stearns - Analyst

David Martin

Deutsche Bank - Analyst

Mark Liinamaa

Morgan Stanley - Analyst

Brian MacArthur

UBS - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2007 Alcoa earnings conference call. My name is Antoine, and I’ll be your coordinator for today. At this time, all participants are in listen-only mode.

(OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to Mr. Tony Thene, Director of Investor Relations. Please proceed, sir.

Tony Thene - ALCOA Inc - Director, IR

Thank you, Antoine. Good evening and thank you for attending Alcoa’s fourth quarter 2007 analysts conference. At today’s conference, Chuck McLane, Executive Vice President and Chief Financial Officer, will review current market conditions, the fourth quarter financial results, as well as 2007 full year results. Alain Belda, Chairman and CEO, will then give a summary of 2007 and an outlook for 2008.

Before I turn it over to Chuck, I would like to remind you that in discussing the company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected

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Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year ended December 31, 2006, and Forms 10-Q for the quarters ended March 31st, 2007, June 30th, 2007 and September 30th, 2007, filed with the SEC.

In our discussion today, we have also included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and our related reconciliations on our website at www.alcoa.com under the Invest section. At this point, let me turn it over to Chuck.

Chuck McLane - ALCOA Inc - CFO

Thanks, Tony. Before we jump to the quarterly results, let me give you a quick update on the aluminum market conditions. Alain will provide an update for 2008 later in the presentation. In our view, market fundamentals continue to remain strong. In November, global days of consumption and reported stocks decreased to just under 25 days, three days lower than a year ago, thereby remaining at historic lows.

Let’s take a look at how those consumption rates break down by region. We estimate that 2007 primary aluminum consumption increased by 10%, leaving a global surplus of approximately 300,000 tons. Certainly, the weakness in North America has been well-documented and we estimate that 2007 consumption decreased by almost 10% driven by weakness in the transportation and distribution markets. But we have seen strong growth in Latin America of 13% and the CIS of 14%, as well as close to double digit growth in India, Vietnam and Thailand. Certainly China remains the major driver of growth at 37%.

Let’s review how China’s unprecedented growth is affecting the global supply/demand balance. As you are aware, smelter capacity growth in China has essentially kept pace with the tremendous consumption growth. Yet throughout 2007 and into 2008, China took specific actions designed to control the rapid growth in production. Export rebates were removed on extrusions, rod and billets. Import duties were reduced to zero on primary aluminum and alumina. The NDRC required provincial authorities to abolish preferential power rates. Equity requirements are being raised for fixed asset investments to discourage the unbridled growth in this sector. Land use is becoming closely managed and industry specific guidelines on energy consumption have been issued, as well as air and water standards. In addition, we continue to see and hear reports that aluminum is gaining share at the expense of copper in China, where the reluctance to reengineer is much less than in the west. In summary, we have a fundamentally sound market today. Granted, three month metal price continued to exhibit a great deal of volatility, but the marketplace continues to assign confidence in the future prospects for aluminum as witnessed in the forward curve.

Now let’s talk about the downstream end markets. It should be no surprise that weaker market conditions, particularly those in North America and Europe, had a negative impact on our fourth quarter results. As we described in last quarter’s presentation, our aerospace businesses continue to be negatively impacted by supply chain de-stocking as the industry caught up to demand in the second half of the year. Even so, on the whole, the 2007 aerospace market exhibited persistent strength with commercial delivery rates up 8% in the year. Aircraft orders for the year reached a record high of over 2700, which is 25% higher than the 2005 record. Although global automotive production was up roughly 5% in the year, in North America, where our customer base is concentrated, conditions were much weaker.

Specifically, the Detroit three’s production rate declined 4% from the year-ago quarter and nearly 6% for the full year. As we have discussed throughout the year, North American Class A demand softened due to the large 2006 prebuy that has added roughly 100,000 units of excess dealer and trucking fleet supply. North America heavy truck is very weak right now, freight miles are down, and the U.S. industrial sector is being pressured by housing and automotive declines. In the fourth quarter, North American Class A production was down roughly 52% from the prior year quarter, and down 44% on a full year basis. We were able to mitigate a portion of this decline through the growing market penetration of aluminum truck wheels and increased sales of value add products.

The non residential building and construction market remains strong in spite of the prevailing uncertainty in the credit markets and the decline of select new projects in the second half of the year. In 2007, North America grew by 6% while Europe grew by roughly 3%. Through improvements in delivery, performance and new technology, we were able to capitalize on strong market conditions and post double-digit revenue growth in this market. Finally, heavy duty industrial gas turbine build rates have been on a steady path of recovery since 2004, primarily driven by increased power demand in Europe, the Middle East and Asia. In 2007, orders for all sizes of industrial gas turbines were up significantly year-over-year, while spares volume also increased.

Now let’s take a look at the fourth quarter results. Income from continuing operations was $624 million, or $0.74 per share. Included in the results are restructuring adjustments and a tax benefit totaling $323 million or $0.38 per share, almost all of which stems from the recent agreement to sell Packaging business. Taxes are lower than anticipated as we will be selling a combination of assets, plus the shares of stock in subsidiaries,

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Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

versus the originally anticipated asset sale. This will allow us to include a significant portion of the associated goodwill in our tax basis. The combined financials of the transactions are now as follows, $2.7 billion sales price, $268 million or $0.31 per share net loss, and approximately $100 million in anticipated cash taxes.

Revenue for the quarter was $7.4 billion. Cash from operations was $643 million on the back of strong working capital performance. Debt-to-capital currently stands at 30.2%. We continue to exceed the cost of capital with an ROC of 12.7%, where you would exclude our growth investments that would jump up to 16.1%. With that as an overview, and a back drop, let’s move on to the fourth quarter income statement. Let me highlight a couple of items on the income statement and then we’ll go on to the bridge. Costs as a percent of revenue was up 330 basis points sequentially, primarily due to decreased pricing and higher energy cost. SG&A was up slightly and was largely driven by the seasonal increase in marketing expenses for the Packaging segment. Interest expense was down $70 million, due to the elimination of debt issuance costs associated with the Alcan bid. And the effective tax rate for the quarter was a negative 44.8%, which includes the previously mentioned tax benefit associated with the sale of the Packaging and Consumer businesses. We currently anticipate an operational rate of approximately 29% for 2008.

Now let’s take a look at the sequential quarter bridge. This chart bridges sequential income from continuing operations and excludes restructuring transaction costs in the third quarter Chalco gain. We, like everyone else in the industry, are experiencing cost increases for key input items such as freight, caustic and carbon, as well as continuing rising energy costs. In total, these costs were up $72 million sequentially, with 40% related to energy. In addition, our downstream segments were hurt by the well-documented end market weakness, particularly the U.S. and Europe. The negative impact on the sequential basis was $12 million.

Let me point out the $53 million noted as currency. The economic impact of currency charges are in the segments and they were negative. However, in this quarter, the negative impact in the segments was offset by a positive translation impact which runs through corporate. The relevant message from this chart is that we were able to offset all of the cost increases and market weakness through increased upstream volumes, the correction of operational issues in Rockdale, Tennessee and Jamaica, and a lower effective tax rate in the quarter. That leaves us with a decrease in the LME price as the major driver of change in earnings between the quarters.

Now let’s move to the cash flow. Strong cash from operations of $643 million was driven by great working capital performance where days working capital decreased by five days, or 11%. In the other adjustments, a major portion of it relates to the tax payment on the Chalco sale, as well as the earlier described Packaging tax benefit and lastly we repurchased another 25 million shares outstanding in the quarter, which gives us $68 million for the year or roughly 8% of total shares outstanding.

Now we can take you through the individual segments. For the alumina segment, ATOI decreased $10 million. Sequentially, third party shipments were 5% higher and production was 2% higher, with three refineries setting quarterly production records. In addition, Jamalco continues to recover from Hurricane Dean and resumed shipping product in November. However, these positives were more than offset by unfavorable currency and higher energy and freight costs. Approximately 85% of the unfavorable currency impact was due to the weakening of the U.S. dollar versus the A-dollar. 65% of the higher energy costs were associated with fuel oil. Spiking fuel costs have also led to increases in shipping costs, with ocean freight up 30% over last year. Looking to the first quarter, we anticipate a slight increase in production while pressure from higher fuel oil and gas prices are expected to continue.

Moving to the Primary Metal segment. Sequentially, Primary Metal’s ATOI decreased $87 million. A 3% production increase and the continued recovery of Tennessee and Rockdale were offset by the decreased LME price and unfavorable currency. On a quarter-over-quarter comparison, the Real, C-dollar, Euro and A-dollar each appreciated versus the U.S. dollar between 5 to 7%. Looking forward to the first quarter, we anticipate a 5% increase in production, driven by the start-up of the Iceland smelter. Energy costs will remain high and currency continues to be a risk.

Now let’s move to the Flat Rolled Products segment. Flat Rolled Products ATOI decreased from $61 million to a loss of $16 million on a sequential basis. On the whole, it is a significant decrease, but one that can be explained by looking at the regional businesses and keeping in mind that this segment is in the midst of several major growth initiatives as well as a temporary weakening in one of its most profitable markets.

Let’s dig into these individual businesses. The North America business ATOI is down $17 million, due to weaker mix, general market weakness, and the distributor de-stocking that we noted last quarter. Many of the plants took advantage of the market weakness with planned maintenance down time. The Europe business is down $13 million, due to the softness in the European markets and a weaker product mix. Our Australian business is down $11 million on the heels of the announced third quarter restructuring. We are currently working through headcount reductions and product rationalizations. In addition, the weakening of the U.S. dollar had a negative impact on the Australia operations.

Additionally, a major driver for the decreased earnings in the quarter was the performance of our growth locations, Russia and China, combined, ATOI’s down $37 million sequentially. For Russia, specifically, the increased loss was due to higher operational and energy costs and an

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Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

unfavorable currency. Without question, we still believe in the vast potential of the Russian assets, but we are adjusting our profit projection. 2008 will be a significant improvement over 2007, but it will remain in a loss position for the year. The change in guidance is due to delays in capital project installations, higher input costs, and the impact of currency. Looking forward to the first quarter, we expect market recovery with increasing orders and backlogs, improved common alloy volumes and an improved mix, so clearly a tough quarter in this segment, but we expect the de-stocking to ease by the end of the first quarter and we expect significant improvement in the Russia business in 2008 as installations of equipment are completed and production stability improves.

Moving to the Engineered Solutions segment, ATOI in the Engineered Solutions segment decreased sequentially by $2 million with improvements from the AFL restructuring offsetting the weaker market conditions in forgings and investment castings. On a year-over-year basis, the fastening and power and propulsion businesses had outstanding years with ATOI up 36% and 47% respectively. Looking forward to the first quarter, we expect to see overall improved market conditions and the resumption of productivity gains across all businesses. Moving to the Extruded and End Products segment, ATOI increased $3 million sequentially to $16 million. Market and operating conditions were comparable to the third quarter, and we expect similar performance for the first quarter of 2008.

Let’s move to the Packaging and Consumer segment. Obviously the big news for this segment is that an agreement was reached to sell the business, and we anticipate closing by the end of the first quarter of ‘08. For the quarter, the normal seasonal decrease in the closures business was offset by the seasonal improvements in the Consumer business. With the pending sale, depreciation was ceased in the segment, leading to a positive impact of approximately $20 million. 2007 was a solid year of improvement for the Packaging business. EBITDA was up 23% and EBITDA margins increased from 7.6 to 9.2%. Going forward, this segment will continue to be classified as held for sale and all earnings will flow through income from continuing operations until the sale is closed.

Now we can move on to final, to the total full year performance for 2007. From a financial point of view, we had a very successful 2007. Record income from continuing operations was $2.6 billion, or $2.95 per share. Record annual revenue of $30.7 billion, record cash from operations of $3.1 billion. Which by the way, includes pension contributions of $322 million. Also noteworthy is a $325 million tax payment on the Chalco sale whose proceeds of $2 billion are included in investing activities. We maintained our debt-to-cap ratio within our targeted range of 30.2%, even as we made aggressive capital investments and executed a share repurchase plan.

ROC for the year was 16.1, excluding construction work in progress in recent growth investments. We increased dividends by 13%. And at the end of the year, a 24% total shareholder return compared to 8.9 for the Dow Jones and 5.5 for the S & P 500. We took significant portfolio actions with the opportunistic sale of our Chalco stake and the pending sale of our Packaging business. In addition, we repurchased 8% of our shares outstanding and completed a debt restructuring that doubled the tenure while holding the rate constant.

Now let’s take a look at the year-over-year bridge. This chart compares year-over-year income from continuing operations, excluding restructuring and transaction costs. As I mentioned earlier, the industry experienced significant increases in energy and input costs, as well as a substantial negative impact from currency. In the industry on a year-over-year basis, caustic was up 11%, fuel oil, 17%, ocean freight, 30%, and carbon, 13%. For Alcoa, the three most significant were energy, freight and carbon, impacting earnings by a combined $240 million year-over-year. In addition, the weakening U.S. dollar adversely affected earnings by nearly $100 million. Through a combination of increased volume and improved productivity, we were able to offset about one-third of these cost headwinds.

In addition, our earnings were negatively impacted by the normal cost associated with the start-up of our greenfield smelter in Iceland and the primary curtailments we experienced in Rockdale, Tennessee, Jamalco and Guinea. Taxes impacted the earnings negatively by $163 million, mainly due to the one time tax benefits in 2006. Yet, we benefited from an increased LME price and our decision to monetize our Chalco investment.

Now let’s take a look at the full year cash flow. As stated, cash from operations was a record $3.1 billion for the year. We have been able to fund a record year of capital expenditures, including the completion of a greenfield smelter and an anode facility. The continuing construction of a major refinery expansion and development of a new bauxite reserve. Projects to fund growth in Russia and China and projects to increase our ownership in energy generation as we strive to become more self-sufficient. We accomplished this while increasing our dividend by 13% and repurchasing shares.

Let’s move to the next slide and I’ll detail the repurchase activity. In January of 2007, we announced a three year, 10% buyback program, so in essence, we accomplished a large majority of the original program in only a year. As you know, last quarter we increased the buyback program to 25%. As we have to date, we will continue to carry out the buyback program in an opportunistic manner.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Let me close by discussing how we performed against the 2007 financial targets. At the end of 2006, we established six financial targets. At the time, we did not anticipate the significant decline in the U.S. dollar, or that energy and other input costs such as freight caustic and carbon would escalate so sharply. Even with these major changes in the cost structure, we were able to perform extremely well against our targets. Let me discuss each one. ROC was once again above a cost of capital at 12.7%. Debt-to-capital at 30.2 was easily within our target range of 30 to 35%. Cash from operations was essentially equal to capital expenditures, less the portion contributed from our minority partners. Net capital expenditures were within our targeted window, coming in just over $3.1 billion. We achieved the EBITDA margin improvement target for three of our four downstream segments. For the target volume mix productivity to exceed cost inflation, we finished $262 million short of the target.

As I referenced on the year-over-year bridge, we achieved very nice gains in volume, mix and productivity, but not enough to completely offset the major increases in input costs and the significant weakening of the U.S. dollar. We remain steadfast in our efforts to improve margins through productivity and value added products, as well as executing a balanced approach to capital management. Thank you for your attention, and now let me turn it over to Alain.

Alain Belda - ALCOA Inc - Chairman, CEO

Thanks, Chuck. Well, we certainly had a rewarding and eventful 2007. Did everything go according to plan? Obviously as Chuck pointed out, no. But life would be pretty boring if it did. But we are paid to manage those unexpected events such as metal price volatility, currency fluctuation, inflationary pressure and production interruption. We are paid to manage those over the course of the year. Unfortunately, some of them don’t come evenly distributed every quarter. I believe we did that very effectively this year.

As I reflect on 2007, I am most proud of how we lived our values every day. We served our customers. We delivered on shareholders’ value. We pushed forward on our profitable growth projects. And continued to move faster to execute on our ideas and innovative solutions. All in line with building a sustainable and reliable company. Why is this important? It’s because it talks about the underlying quality of the results we’re presenting to you. Because it tells you about the quality of the decision, the policies and actions that underline every Alcoa daily and long-term actions. For 2007, I can point to many significant accomplishments in the area of environmental, health and safety, on innovation and technology, on portfolio management, on long-term growth, on financial performance, which, again, it was a most profitable year in the company history.

So let me take a closer look at each of these areas. 2007 was another year of benchmark safety performance. 47% of Alcoa’s 316 locations worldwide had zero recordable injuries, compared to 38% last year. More than 80% had zero lost workdays, up from 68% last year. In 2007, Alcoa continued its sustainability initiatives and further advanced as a major player in the pushing for positive actions in the areas of climate change, clean energy and sustainable practices. Our efforts have earned us recognition in 2007, including being named in the component of the Dow Jones Sustainability Index for the sixth time in a row. Included in the climate disclosure leadership index as an honor roll for global corporation addressing the challenges of climate change. And included in the Storebrand Best-in-Class mutual funds and ranked number one in the metal and mining sectors and fifth overall in the Covalence’s ethical rankings. These are excellent examples of how the outside world views Alcoa and the way we live our values every day. They represent management’s commitment to stability, to reliability and to the long term.

One of the areas that sets us apart from other companies is our leading innovation and technology success. Let me quickly review some of the more important projects. One was the award-winning aluminum lithium alloy, the 2099, which has been specified on many major aircraft platforms, including the A380 and the 787 Dreamliner. Another one, our global reach of development and the integration of several technologies and projects in demonstrating the new generations of energy efficient, environmentally friendly buses designed for China’s growing public transportation systems. We can help them achieve a 15% weight reduction while maintaining performance and safety. This could result in about $100 million in end year revenues in 2010. Another example is the oil and gas industry, which presents us opportunities to develop and deploy light weight capabilities of aluminum, aiding in the financial justification for tapping new reserves in deepwater. We see this as a multi billion dollar opportunity, with us targeting $100 million incremental revenue this year, 2008.

Another market in which we are increasing in our participation is in the defense sector. Our participation in the joint light tactical vehicle is an example of our technology at work and the latest realization of our expertise can be found in a $360 million contract we announced that we had signed with Lockheed Martin for the Joint Strike Fighter Program. These are just a subset of everything we have going on in the company, and I continue to be pleased with the quantity and the quality of ideas being turned into measurable success and you can trace to the bottom line.

To report full year management action and investments on long-term profitable growth project, we continue to improve the company for today and for the future. In 2007, we realized the — we finalized the soft alloy extrusion joint venture, we restructured the AFL business, we sold the auto casting business, we monetized our Chalco investment, yielding a $2 billion in proceeds and signed an agreement to sell the packaging business. Our strategic direction is very clear. We have a geographically diverse downstream business that is focused on proprietary technologies

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Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

and alloys, unique equipment and complex processes, and that serve rapidly expanding common end markets. In our upstream business, we continue to take advantage of our world class bauxite and alumina positions in our brown field expansion opportunities, as well as securing low cost stranded power. All of our current long-term projects support this strategic direction.

Before looking at our major projects, let me show you how the company would have looked in 2007 without the soft alloy extrusion, auto casting and the packaging business. Well, obviously revenue would have been lower for the year at just over $26 billion. SG&A as a percentage of revenue would also have been lower, driven by the elimination of the packaging business, and its higher marketing expenditures. EBITDA margin would have been higher, increasing from 15.5 to 16.7%. ROC would have been almost a point higher. And headcount would have been significantly lower to under 100,000 people. The purpose of this slide is to illustrate the improved base for the streamlined company will now grow from.

Now let’s look at 2007 long-term growth projects. I firmly believe that in order to take advantage of the significant Chinese demand for aluminum fabricated products, we must have manufacturing facilities within China, and other parts of Asia. With that mindset, we’ve opened our third Flat Rolled Products facility in Kunshan in China and continue to expand our Bohai facility. In addition, we continue to move forward with capital improvement to our Russian facility. In the upstream business, the key to success are securing key bauxite reserves and low cost stranded power, so we continue to work in Brazil on our Juruti bauxite mine in development and the associated Sao Luis refinery expansion. Both are scheduled to come in line end of 2008, early 2009.

Also in Brazil, we are investing in a growing number of hydroprojects including the Serra do Facao hydroelectric project. Once completed, by 2010, Brazil percentage of self-generated power will increase from 40% to 69%, and we continue to review additional projects to invest in, to increase that number even further. And as you all know, we are in the start-up phase of our greenfield smelter in Iceland and expect approximately 300,000 tons of aluminum for the full year of 2008. In addition, we have MOU signed to develop smelters in Greenland, north Iceland, both based on renewable energy and we are pursuing a smelter position in China as well as in the Middle East. Most likely through joint ventures. In conjunction with our greenfield growth strategy and other additional strategic activity is the repowering of our existing smelters. Success in this area will generate significant shareholder value with lower capital intensity and risk than building greenfield smelter. Especially considering today’s construction costs.

Let me give you an update on our progress in that area. Over the past three years, we have been in active discussion with our power suppliers around the world, and have recently announced new agreements for the repowering of existing smelters in Wenatchee and Massena. We have strategies in place for all the existing smelters and expect to show further substantial progress by the year end 2008. The target solution is a long-term contract, 20 plus years, tied to the metal price of an existing generating asset, with limited exposures to carbon. In return, the power supplier is looking for meaningful jobs and economic activity at the smelter location. And a participation in the upward movement of the LME price.

However, some solutions may require investments in power plants, as we are doing with the hydropower generations in Brazil, or the modernization of our existing U.S. based hydroassets and coal fired facilities at Warrick in Indiana. As I stated earlier, the repowering of these assets will create significant value, even more than a greenfield smelter, when you consider construction cost.

Now let’s talk about 2007 financial performance. Just as we did last year, we closed this year as the best financial performance year in the company history, as measured both at the top and bottom line. In addition, we took significant portfolio actions with the opportunity sales of our Chalco stake and pending sales of our packaging business. And repurchased 8% of our shares outstanding. All of that, while maintaining a conservative level of indebtedness. As I have said previously, our intent is to build for sustainable and profitable future while delivering current financial results.

Well, I just went through an impressive list of 2007 accomplishments. We need now to recognize that these results were achieved despite numerous challenges we faced during the year. Inputs were significantly higher in the industry. Caustic was up 11%, fuel oil, 17%, ocean freight, 30% and carbon, 13%. The U.S. dollar weakened between 6 and 12% against the currencies such as the A-dollar, the Canadian dollar, the Euro and the Real. And during the year, we noted production upsets at Guinea, Jamaica, Rockdale, and Tennessee, all now either fully recovered or improving. In total, six of our facilities experienced property damages or business interruption and had $132 million net negative impact on earnings. In addition, Iceland start-up costs drove up $120 million of after tax expenses due to energy availability delays.

The progress in Russia has not been what we anticipated. Delays in installation of critical equipment has been a major factor. We remain confident that the investment we made will soon show results in 2008. In addition, global construction costs of all current upstream projects in the industry are experienced overruns due to mostly — to material and currency effects. Our ability to overcome these obstacles in 2007 and improvements expected give us confidence as we enter 2008.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Well, with a successful 2007 as background, let me look forward to 2008 and talk about the market fundamentals, market conditions and the catalyst for an improved 2008. While three month metal prices continue to exhibit a great deal of volatility, the marketplace continues to assign confidence in the future prospect for aluminum. As the chart shows, the forward traded price of the LME aluminum continues to trade at a premium to the three month, with absolute prices above $2640, for the average of 2009, and $2,700 for the average of 2010. In fact, the forward prices for aluminum is presently almost 18% higher than it was one year ago. This confirms that the marketplace believes that the combination of solid demand and high replacement cost justifies a progressively higher clearing price for aluminum.

As Chuck noted earlier, 2007 aluminum consumption rates were very strong, with total world consumption increasing 10%. For 2008, we are projecting similar world consumption growth from 38 million tons to approximately 41.5 million tons. While the U.S. economy will muddle through 2008 and Europe will have a modest growth, this is not where the business is going to be played this year. Global macro trends continue to support and drive aluminum consumption. Absorbing the considerable supply growth, we have seen in these last two years. Specifically, it demonstrates the great continuing future for our preferred metal, as it plays a significant role in developing economies infrastructure, including light weighting of transportation and special application where it is not substitutable. In addition, aluminum characteristics of light weight strength, fuel efficient, will continue to propel its use as one of the premier options in helping the world deal with the greenhouse gases.

Now let’s look at the 2008 outlook for the end market. Starting with aerospace, in 2008, an increase in built rate will be tempered by the A380 and 787 demand. In the first quarter we expect distributed de-stocking of the 2007 to continue at a slower pace. Overall, healthy aerospace demand should be reflected in build rates in the second quarter and beyond. For automotive, North American production is expected to be slightly down in 2008, as the OEMs look to rationalize inventory levels with declining sales. Automotive production levels in Europe are expected to be up moderately, but China and other developing economies are expected to rise at an accelerated rate, yielding a net global increase.

North American Class A build rate will continue to decline, due to the number of young, adequate fleet still on the market. However, increased market penetration of aluminum wheels on a global basis will enable us to mitigate some of these effects of the slowdown. We expect 2008 to be the first year of a cyclical decline in the North America commercial building and construction market, as the residential slowdown pushes the market into a slight contraction. The non residential construction market in Europe, however, should pose a GDP type growth in 2008, while India, China and other developing countries are anticipating to grow at double-digit rates. Following a strong 2007, the IGT market, OEMs are strengthening their 2008 demand requirements, and our technology and manufacturing supply chain enhancements will allow us to optimize our position in this market. So as you can see in the charts, from a global perspective, all the end markets are projected to grow in 2008, which supports our earlier discussion of the strong underlying demand fundamentals for our industry, and the ideal geographical footprint that we have in it.

Let me end up by reviewing the list of catalysts to improvement in 2008. In addition to the market conditions, input cost and fluctuations arising from currency, we have several catalysts which we expect to strengthen profitability and cash flow as we move into 2008. We have highlighted the most important of those in this chart and would expect them to improve profitability by about $0.40 to $0.50 per share.

In closing, I am really proud of our 2007 accomplishments and performance, but Alcoans are never satisfied. As we move into 2008, we must continue to live our values every day. We will strive to continue to provide our customers with innovative solutions and expand our global reach through our new facilities and new products. The market and factors affecting our business will not be perfectly symmetrical from quarter-to-quarter, but overall you can be confident that we are building for today and for the future, with the expectation of our stakeholders in mind. We will push forward in our profitability growth project and deliver shareholder value, all in a sustainable and reliable manner. Thank you for your time, and now we would be very happy to take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Your first question comes from the line of Kuni Chen with Banc of America Securities. Please proceed with your question.

Kuni Chen - Banc of America Securities - Analyst

Good evening, everybody.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

Hello.

Kuni Chen - Banc of America Securities - Analyst

I guess just the first question, on aerospace, just want to clarify some of your comments seem to suggest that de-stocking continues into the first quarter and then you see that turning around in the second quarter. Can you just kind of talk about how that impacts your various aerospace businesses, whether it’s plates or Howmet or castings and just give us a sense as to your conviction level and that turning around in the second quarter.

Alain Belda - ALCOA Inc - Chairman, CEO

Well, I think it affects all of those business that you’ve cited. You’ve had a de-stocking as the A380 was delayed and they had parts and pieces for about 20 of those airplanes. That’s a very aluminum intensive and very fastener intensive business. As they go through this first 20 airplanes, which should be done in that period of time, they start ordering again to fill in the pipeline. 787, you’ve read the same stuff, with the fasteners and the delay they’ve had. So we really expect that it’s in a hold at the moment. As it was in the fourth quarter. But starting the second quarter, you’ll see the orders come in. Chuck, you want to add anything?

Chuck McLane - ALCOA Inc - CFO

Just going to say on the Flat Rolled Products segment, probably, you’re going to feel it a little heavier going through the first quarter than in the fasteners and in the air foil, just because of the distribution channel and the supply chain.

Kuni Chen - Banc of America Securities - Analyst

Okay. Great, and then just one quick follow-up. On capital spending, can you just give us your outlook for ‘08 and is it fair to say that we can perhaps expect to see some acceleration in CapEx given use of proceeds from some of the asset sales?

Chuck McLane - ALCOA Inc - CFO

Well, I mean, if we had to look right now for anticipated CapEx in ‘08 it would probably be about 3 billion because we’ve got projects that are going on right now that we’re still going to be finishing up the major refinery expansion that’s going on in Brazil as well as the new bauxite reserves. If you look at Brazil alone it’s going to be a little over a third of that. 75% of what would be remaining, would just be sustaining capital. So right now we’re looking at about three. Not any acceleration of that because the project’s on a schedule.

Kuni Chen - Banc of America Securities - Analyst

Okay. Great. Thanks a lot.

Operator

Your next question comes from the line of John Hill with Citi. Please proceed with your question.

John Hill - Citigroup - Analyst

Great. Good evening, everyone and thanks for a very detailed presentation, as usual. I was wondering if we could spend a moment or so on the alumina segment and the profitability there. It seems the volumes were up, revenues were up $44 million, at the same time, DD&A was down. Tax was down 40. Yet ATOI is off $10 million. I would think with the volumes and such and certainly with the downdraft in DD&A and tax, it would have at least held ground if not dropped some of that to the bottom line. Seems rather a severe penalty relative to currency and input costs and escalation so can you explain for us how we get back on track there?

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - CFO

I’ll explain to you the deviations a little bit, John, and right now as you’re aware, in the refinery businesses you’re looking at natural gas and fuel oil, both of them had significant increases and have been going up at many of our operations in Western Australia, so the A-dollar to the U.S. dollar was down significantly. We’re talking about a deviation in this segment alone of close to $30 million on currency. So if you start taking that into consideration along with higher freight costs, ocean freight being up 30% year-over-year, it doesn’t take long there. The fact is, we were able to mitigate most of that through increased production to only bring the deviation down to 10.

Alain Belda - ALCOA Inc - Chairman, CEO

I think, John, also on — I was in Jamaica in early December, while they were recovering from the hurricane area at time and that was a pretty big disaster. Not only did we lose port and all that stuff, but the — all the material froze in the pipeline. Given that we lost completely lost power, even the reserve power. So it it’s been taking a little bit longer and a lot more maintenance and repair work to get that fixed.

Chuck McLane - ALCOA Inc - CFO

And John, as Alain talked on the catalyst, the Pinjarra upgrade that has taken a little longer to get to total capacity, we’re expecting an additional 90,000 tons out of Pinjarra going forward and you’re going to — as he said, we will get additional volume out of Jamaica as it fully recovers.

John Hill - Citigroup - Analyst

Great perspective, thank you. Then just as a quick follow-up on the share buyback, what type of a procedures are you contemplating and would you consider a tender for the shares, given the large size of the buyback and current valuations?

Chuck McLane - ALCOA Inc - CFO

Probably not, as I’m looking towards my boss here. I mean, we manage our capital structure and we’re opportunistic and you can see what we paid for the shares through this point in time, so obviously we think it’s a bargain now, if we paid 36 leading up to this point. It’s a bargain now. But we’re going to manage our capital structure based on all our requirements so I guess I’d just say that you’re going to have to stay posted and see how we handle that.

John Hill - Citigroup - Analyst

Very good. Thank you.

Operator

Your next question comes from the line of Oscar Cabrera with Goldman Sachs. Please proceed with your question.

Oscar Cabrera - Goldman Sachs - Analyst

Hi, good afternoon, gentlemen. Just talking about your 2008 catalyst, you’re expecting about $0.40 to $0.50. Would you be able to segment where you expect most of these and then just a quick follow-up on that, please.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

I’m sorry, you were cutting off. Do I expect what?

Oscar Cabrera - Goldman Sachs - Analyst

No, you talked about 2008 catalyst being Icelandic production, Pinjarra full capacity, and quantify this between $0.40 and $0.50. Could you be able to segment where you expect these to come from?

Chuck McLane - ALCOA Inc - CFO

I guess from the — you’re asking for us to identify the amount of that improvement in each one of the catalysts. We really would rather not get into a specific target for each one of those. Certainly, the Iceland production, you’re looking going from a start-up position which you’re incurring cost which we had on the bridge was over $100 million to a producing situation so there’s got to be a significant turnaround in Iceland and you looked at the recovery from the primary curtailments. Rockdale, Tennessee, Jamaica and Guinea. Here again, significant. If you’re looking at what that impacted us in ‘07 and that turning around completely in ‘08. So we just rather leave it as you can look at those and say it’s going to get us $0.40 to $0.50 a share next year.

Oscar Cabrera - Goldman Sachs - Analyst

Just a clarification on your comments in the aerospace business. What particular products in the aerospace are affected by the restocking? You had implied that flat rolled would be the most impacted by this destocking.

Chuck McLane - ALCOA Inc - CFO

Well, what we said was that all products actually had some build-up in the supply chain, just because of the — some of the delays in some of the platforms but that — and also the distribution channel was building going through the year. So the run-off in the distribution channel, we thought will take a couple of quarters to move through it, and it will be a little more accentuated in flat rolled than it will in the fasteners and the air foil business.

Oscar Cabrera - Goldman Sachs - Analyst

Great, thank you.

Chuck McLane - ALCOA Inc - CFO

You’re welcome.

Operator

Your next question comes from the line of John Redstone with Desjardins. Please proceed with your question.

John Redstone - Desjardins Securities - Analyst

I wanted some clarification on your Flat Rolled Products operations and the fact that you mentioned that you were down $78 million year-over-year. Of that $78 million, you mentioned that $37 million of that was due to your Russian and Chinese operations. Now, that $37 million drop, is that all due to start-up costs?

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Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - CFO

When you look at the $37 million of the change, we were talking about a sequential change from actually from the third to the fourth quarter. And with basically the way you have to look at Russia, is it’s in the process of significant project management. I mean, we’re trying to build up a basis in the four distinct markets, an aerospace market, and we’re talking about equipment modernization and installations to serve every one of these markets, so aerospace is in the middle of qualifications. We’ve got an oil and gas market that we’re in the middle of building capacity for that. That’s got a potential market to us of $1 billion. The can sheet business, we have customers that are building capacity in Russia right now. We’re putting in tabsheet capacity to meet those customers’ needs. So we have — it’s just a mass amount of projects, the project management that’s going on, and the issues that you run into.

These were older facilities. You dig foundations. You find a lot of things in the ground that you might not anticipate being there. So it’s taking a little longer than anticipated. And we expect to see significant recovery in the Russian results next year.

John Redstone - Desjardins Securities - Analyst

When you say next year, I mean —

Chuck McLane - ALCOA Inc - CFO

This year. Excuse me. In ‘08.

John Redstone - Desjardins Securities - Analyst

Starting in this quarter or — ?

Chuck McLane - ALCOA Inc - CFO

We will see — it will gradually get better each and every quarter. So starting this quarter, it should be better and then next quarter even better, et cetera.

John Redstone - Desjardins Securities - Analyst

I see. And as one last thing on the Bohai plant, when would you expect to see a ramp-up completed at Bohai?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, Bohai we’re starting at a 40,000-ton this year and we expect to be at full ramp, at full capacity in 2010 at 150,000 tons.

John Redstone - Desjardins Securities - Analyst

Okay. All right. Thanks very much.

Operator

Your next question comes from the line of Charles Bradford with Bradford Research. Please proceed with your question.

Charles Bradford - Bradford Research - Analyst

Good afternoon. Couple questions. First of all, on the tax rate, what would you put the normal tax rate at for the fourth quarter?

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - CFO

Pretty close to 29%. For the fourth quarter, for the year it’s close to 29%. In the fourth quarter, it was about 25 in order to get us to the 29% range, Chuck.

Charles Bradford - Bradford Research - Analyst

Okay. And what would you look for in the form of depreciation for ‘08?

Chuck McLane - ALCOA Inc - CFO

It’s probably going to be in the range of about $1.3 billion.

Charles Bradford - Bradford Research - Analyst

Thank you.

Chuck McLane - ALCOA Inc - CFO

You’re welcome.

Operator

Your next question comes from the line of Tony Rizzuto with Bear Stearns. Please proceed with your question.

Tony Rizzuto - Bear Stearns - Analyst

Thank you very much. Could you tell us if the 2008 catalysts include any of the share buyback, the remaining shares authorized? The per share amounts that you guys lay out?

Chuck McLane - ALCOA Inc - CFO

No, it does not, Tony.

Tony Rizzuto - Bear Stearns - Analyst

I was wondering if you could talk a little bit about — there’s some talk about a potential strike, I guess, a general strike in Guinea. Can you tell us about the environment there and what’s the latest there and what we might expect?

Alain Belda - ALCOA Inc - Chairman, CEO

It’s — we expect what we don’t expect. They are going through the political situation that they — it’s the same situation we had before. I mean, you’ve got succession in the government. We hope — how do you call, we hope that they work it out like we did last time and they might get into a problem.

Chuck McLane - ALCOA Inc - CFO

Tony, we’ve had — as you’re aware, there’s been general strikes there before that really haven’t impacted us and the last one did. So I mean, our view is, I think they understand that our industry there is very important to them. So you know, we’re hoping for the best in managing and watching the situation. But really not sure exactly what will happen.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

They really didn’t like the results they had last time at the government level and the country economy. So my guess is they’ll be — they will be more rational this time.

Tony Rizzuto - Bear Stearns - Analyst

Just a quick follow-up on the Russian investment. I mean, have you had any better success in terms of getting some of that equipment that you’ve had some issues with, maybe some of the furnaces and have you had any further adjustments, I should say, in maybe the workforce size there?

Alain Belda - ALCOA Inc - Chairman, CEO

No, we continue to have reduction of personnel. That’s one. On the equipment, I think the kind of problem we run into, Tony, as you know, we probably find it everywhere else. Question is, we don’t know Russia enough. One example was about two years ago, they had the roof collapse on a sport arena. As a result, they bring in — they put in some new rules which nobody really understands. Well, guess what? We are building some big work. You’ve been to Tennessee, right, Tony?

Tony Rizzuto - Bear Stearns - Analyst

Yes.

Alain Belda - ALCOA Inc - Chairman, CEO

So we’re building those two accumulators like the one you have in Tennessee. They have to go through the roof. To touch the roof you need all kind of new certification. That takes time. We didn’t know when we started that we needed that. The construction company didn’t know that they needed to have anything. The result is it took longer. So now it’s proceeding ahead but it’s — you had to go back, look for the design of a 50 year roof, which nobody had, so you had to make them, certify them and all that. So it’s this kind of problems that you run into. Or the one that Chuck described of — you’re going to make a foundation, you find something under the foundation which shouldn’t be there. But I think it’s working well now. I mean, we’ve got a lot of things getting commissioned right now. We’re getting things getting commissioned in January, March, all the way up to June. We’ve got some big pieces of equipment going on production.

Tony Rizzuto - Bear Stearns - Analyst

All right. So it sounds — I mean, I don’t want to read too much into it but when you talk about the catalyst in terms of the annualized EPS impact, would we be fair in saying that’s not a full year impact you expect and that’s annualized, maybe you won’t get there until the second half of the year.

Alain Belda - ALCOA Inc - Chairman, CEO

That’s a full year impact. Again, let me proceed with the first thing of this thing. This is on the same condition of pressure and temperature, things change in this world.

Tony Rizzuto - Bear Stearns - Analyst

Right. Understood. All right. Appreciate it. Thank you, Alain.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Operator

Your next question comes from the line of David Martin with Deutsche Bank. Please proceed with your question.

David Martin - Deutsche Bank - Analyst

Yes, thank you. I had a few remaining items. Chuck, first of all, I just wanted to come back to your comments on the quarter-over-quarter bridge chart, when you talked about currencies. The currency benefit, which I think was 50 some million. Can you clarify that?

Chuck McLane - ALCOA Inc - CFO

Okay. I’m going to give you an answer. It’s like this. The quarter-to-quarter impacts in being in a local currency and purchases are being made, we call those economic impacts. So if you’re a U.S. dollar company and you’re making local purchases in Australia, et cetera, you’re having a higher cost to you, right. And that’s negative in the segments and they have that. The favorable amount that you’re seeing show up is the result of taking what’s on the balance sheet and translating it. And that just happens. We had tremendous working capital efficiency, so that’s all it represents.

David Martin - Deutsche Bank - Analyst

That’s just the translation. That’s not net of the operating impact?

Chuck McLane - ALCOA Inc - CFO

It is net of the two and you’re looking at the change between quarters. So if you looked at what was the translation in the third quarter to the fourth quarter, it’s a net difference between the two. But that does represent the total of the two.

David Martin - Deutsche Bank - Analyst

Okay. Okay. Secondly, on outage and start-up costs, can we assume they’re going to be zero in the first quarter?

Chuck McLane - ALCOA Inc - CFO

You can — yes. I mean, it’s going to be like this. We won’t be up to 100% of capacity in the first quarter, but we’re out of the start-up phase where we’re actually going to be making and selling, shipping product.

David Martin - Deutsche Bank - Analyst

Okay. And then lastly, on the price caps in the ‘08 catalyst chart, just remind us where you stand on remaining price caps post ‘08?

Chuck McLane - ALCOA Inc - CFO

Well, they run out — it’s basically one customer left in ‘08 and ‘09. It runs out at the end of ‘09. It represents about 5% of our total shipments.

David Martin - Deutsche Bank - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Mark Liinamaa with Morgan Stanley. Please proceed with your question.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Mark Liinamaa - Morgan Stanley - Analyst

Good evening. Be interested in any more comments you could give us on how receptive counter parties are to long-term LME linked contracts in the power space and if possible, give a — maybe a target power rate at say a $2200 per ton alloy price?

Chuck McLane - ALCOA Inc - CFO

Long-term contract — could you repeat the question. I’m not sure I completely understood it.

Mark Liinamaa - Morgan Stanley - Analyst

Just trying to get a sense of how receptive counter parties are to long-term contracts right now, as you renegotiate some of your contract, your repowering situation.

Chuck McLane - ALCOA Inc - CFO

Okay. Well, we’re pretty successful so far to tell you the truth. Without getting into the specifics of the contracts, the ones that we completed a couple recently, one’s given us a 20 years extension, the other one a 30 with an additional potential 10 years, and they’ve been a comparable type of rates and as to what we’ve been experiencing, so we’re pleased. In addition to that we’ve got several others that we’re working on. That chart represents that by the end of 2008, we think we’ll be completed as well. Is it — negotiations that are going on now because some of these things take place four or five years from now and they are complex. So it’s taken us a while to work through them.

Mark Liinamaa - Morgan Stanley - Analyst

Would the rates that you’ve been able to achieve, which were pretty encouraging in the previous resets that you did, would they be representative of what you would think fair deals would be going forward?

Chuck McLane - ALCOA Inc - CFO

Yes, we would.

Alain Belda - ALCOA Inc - Chairman, CEO

This is an important movement because a lot of you guys have been talking about 2014, 2015, we’ve started working on all these things about four, five years ago. We get to renewal of contracts which gives us the opportunity also to look back at some of these plans, maybe reinstall equipment given a 20 year window, changes completely the way you run the plant and the decisions you’re going to make about also reducing the cash costs of these plants because these are significantly competitive power prices. In the markets.

Chuck McLane - ALCOA Inc - CFO

And if you’re successful and as we’ve been successful so far and anticipate future success and compare the costs of that for a 20 or 30 year smelting facility versus a greenfield or brown field, much better economics.

Mark Liinamaa - Morgan Stanley - Analyst

Thank you. Sounds encouraging.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Operator

Your next question comes from the line of Brian MacArthur. Please proceed with your question.

Brian MacArthur - UBS - Analyst

Just a follow-up and then a couple other quick questions. This chart, make sure I’m reading it right with the power contracts going forward, there’s a little uptick in ‘09, which I assume under the cell power is really what you’re talking about in Brazil, i.e., the Brazil part you’re talking about is already in this chart; is that right?

Alain Belda - ALCOA Inc - Chairman, CEO

Yes.

Brian MacArthur - UBS - Analyst

And then in the contracts, can I assume that because it’s beginning of ‘08 we’ve included the stuff that’s just been renegotiated at Massena and Wenatchee.

Chuck McLane - ALCOA Inc - CFO

It’s in the chart. They don’t run out until later anyway. So it’s included in the light blue area.

Brian MacArthur - UBS - Analyst

It has been reflected in that. That’s what I’m just figuring out. This is a picture as of today going forward.

Chuck McLane - ALCOA Inc - CFO

This is a picture of what we feel we’re going to be at by the end of ‘08.

Brian MacArthur - UBS - Analyst

Okay. Great. Secondly, can you tell me just how much money you put into Russia so far?

Alain Belda - ALCOA Inc - Chairman, CEO

Well, we started with $257 million, my guess is we probably are at about $200 million dollars and some right now in terms of investment and working capital.

Brian MacArthur - UBS - Analyst

It sounds like though to get it done we’re heading toward 350 or 400, is that a reasonable number or are you still happy with the two.

Alain Belda - ALCOA Inc - Chairman, CEO

Most of the equipment is bought in the process of getting installed and we don’t see that we need any more equipment than what we have there right now.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Chuck McLane - ALCOA Inc - CFO

Give you an idea, Brian, our view right now is by mid-year, and this is not just three or four pieces of equipment, by the way.

Brian MacArthur - UBS - Analyst

Right.

Chuck McLane - ALCOA Inc - CFO

This is a lot of different projects going on and of all the projects that have been going on at Russia, it’s 90 plus percent of them are going to be complete by mid-year.

Brian MacArthur - UBS - Analyst

Okay. So then effectively it’s — the capital costs haven’t become huge in all this, it’s just been the timing has been the problem more than anything else and therefore when we finally get to our run rate of whatever number we think it is, you still look on the same return on assets, it’s just delayed going forward.

Chuck McLane - ALCOA Inc - CFO

That’s correct.

Brian MacArthur - UBS - Analyst

Okay. Great. Final thing, Chuck, just to clarify, I think you said earlier you were talking about $3 billion in capital this year and you said there was $1 billion in Brazil which was kind of growth. Then you said the other $2 billion, 75% of it is sustaining. That sounded high to me, that sustaining capital was up at $1.5 billion right now. Is that right?

Chuck McLane - ALCOA Inc - CFO

There are things like red mud lakes and some power scrubbers that need to be redone and environmental things. So all of those are thrown into it as well, Brian.

Brian MacArthur - UBS - Analyst

Would you say a $1.5 billion would be your sustaining capital on a run rate going forward now?

Chuck McLane - ALCOA Inc - CFO

It depends on how many of these power contracts we get renegotiated. Whether we do that or greenfield facility, we’re going to have some costs like that, yes.

Brian MacArthur - UBS - Analyst

Okay.

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FINAL TRANSCRIPT

Jan. 09. 2008 / 5:00PM ET, AA - Q4 2007 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman, CEO

It also includes — it includes, for instance, we’re rebuilding the Warrick power plant. That’s been a $400 million project over two, three years. We’re repowering our hydroelectric plant in the Tennessee area and the North Carolina plant. So there’s a lot of pretty substantial investments in the U.S. which are not exactly what you see normally, as current run-of-the-mill expenditures.

Brian MacArthur - UBS - Analyst

Great. That helps a lot, clarify. That makes more sense. Thanks very much.

Alain Belda - ALCOA Inc - Chairman, CEO

Thank you, Brian.

Operator

There are no further questions at this time. I would now like to turn the call back over to Mr. Tony Thene for any closing remarks.

Tony Thene - ALCOA Inc - Director, IR

Thank you for attending the fourth quarter call and thank you for your questions. This now concludes our fourth quarter earnings call. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.

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